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LEASE

THIS DOCUMENT SECURES FUTURE ADVANCES

Dated as of October 22, 1999

between

ADC TELECOMMUNICATIONS, INC.,
as Lessee and Mortgagor,

and

LEASE PLAN NORTH AMERICA, INC.
not in its individual capacity
except as expressly stated herein,
but solely as Agent Lessor
for the Participants, as
Agent Lessor and Mortgagee

ADC 1999 Lease Financing

This Lease has been executed in several counterparts. To the extent, if any, that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction), no lien on this Lease may be created through the transfer or possession of any counterpart other than the original counterpart containing the receipt therefor executed by Agent Lessor on or following the signature page hereof.

This counterpart is not the original counterpart.

EXHIBITS

EXHIBIT A	—	Legal Description of Land
EXHIBIT B	—	Form of Memorandum of Lease

LEASE

    THIS DOCUMENT SECURES FUTURE ADVANCES

    This Lease (this "Lease"), dated as of October 22, 1999, between LEASE PLAN NORTH AMERICA, INC., not in its individual capacity except as expressly stated herein, but solely as agent for the Participants (in such capacity, together with its successor and assigns in such capacity, the "Agent Lessor"), having its principal office at 135 South LaSalle Street, Chicago, Illinois 60674, as Agent Lessor and as Mortgagee, and ADC TELECOMMUNICATIONS, INC., a Minnesota corporation, having a principal office at 12501 Whitewater Drive, Minnetonka, Minnesota 55343, as Lessee and as Mortgagor (the "Lessee").

W I T N E S S E T H:

    A.  Lessee has acquired record title to the parcel of land located in Eden Prairie, Minnesota, and as more particularly described on Exhibit A hereto, together with all Appurtenant Rights thereto (the "Land").

    B.  Subject to the terms and conditions set forth in the Operative Documents, (i) Lessee and Agent Lessor have entered into a Ground Lease pursuant to which Lessee will lease the Land to Lessor commencing on the initial Advance Date; (ii) during the Construction Period, Construction Agent, using Advances funded by the Participants, will construct the Financed Improvements on behalf of Agent Lessor; and (iii) pursuant to this Lease, Agent Lessor will sublease the Land and lease the Financed Improvements to Lessee, and Lessee will lease the Premises from Agent Lessor.

    NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

    SECTION 1.1.  Definitions; Interpretation.  For all purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in Appendix 1 to that certain Participation Agreement dated as of even date herewith, among ADC Telecommunications, Inc., as Lessee, Lease Plan North America, Inc., not in its individual capacity except as expressly stated therein, but solely as Agent Lessor for the Participants, ABN AMRO Bank N.V., not in its individual capacity except as expressly stated therein, but solely as Administrative Agent for the Participants, and the Persons named on Schedule I thereto, as Participants (the "Participation Agreement"); and the rules of interpretation set forth in Appendix 1  to the Participation Agreement shall apply to this Lease. Except as specifically provided for in Section 16.6  hereof, all obligations imposed on the "Lessee" in this Lease shall be the full recourse liability of Lessee.

ARTICLE II
LEASE OF PREMISES; LEASE TERM

    SECTION 2.1.  Acceptance and Lease of the Premises.  Agent Lessor, subject to the satisfaction or waiver of the conditions set forth in Article VI of the Participation Agreement, hereby agrees to accept delivery of the Land on the initial Advance Date pursuant to the Ground Lease and the Financed Improvements pursuant to the terms of the Participation Agreement and the Construction Agency Agreement and to lease all of Agent Lessor's interest in the Premises to Lessee hereunder, and Lessee hereby agrees, expressly for the direct benefit of Agent Lessor, to lease the Premises from Agent Lessor for the Term.

    SECTION 2.2.  Acceptance Procedure.  Agent Lessor hereby authorizes one or more employees of Lessee, to be designated by Lessee, as the authorized representative or representatives of Agent Lessor to accept delivery of the Premises, including without limitation the Financed Improvements to be constructed. Lessee hereby agrees that the execution and delivery by Lessee of the Memorandum of Lease (in the form of Exhibit B) with respect to the Land and all Financed Improvements to be constructed thereon during the Term shall, without further act, constitute the irrevocable acceptance by Lessee of the Land and all such Financed Improvements for all purposes of this Lease and the other Operative Documents on the terms set forth therein and herein.

    SECTION 2.3.  Term.  Unless earlier terminated, the term of this Lease shall consist of (a) an interim period (the "Interim Term") commencing on and including the Document Closing Date and ending on but not including the Base Term Commencement Date, (b) a base term (the "Base Term") commencing on and including the Base Term Commencement Date and ending on but not including the fifth anniversary of the Document Closing Date, and (c) if exercised and approved pursuant to each of the terms and conditions of Section 4.4 of the Participation Agreement and exercised pursuant to the terms of this Lease, including Article XIX hereof, each Lease Renewal Term (the Interim Term, the Base Term and the Lease Renewal Terms, if any, collectively, the "Term").

    SECTION 2.4.  Title.  The Premises are leased to Lessee without any representation or warranty, express or implied, by Agent Lessor and subject to the rights of parties in possession, the existing state of title with respect thereto (including, without limitation, all Liens other than Lessor Liens) and all applicable Requirements of Law and any violations thereof. Lessee shall in no event have any recourse against Agent Lessor for any defect in or exception to title to the Premises other than resulting from Lessor Liens or a breach by Agent Lessor of its obligations under Article XXI.

ARTICLE III
PAYMENT OF RENT

    SECTION 3.1.  Rent; Loan to Value Optional Prepayment.

      (a) During the Term, Lessee shall pay Basic Rent on each Payment Date, on the date required under Section 20.1(j)  in connection with Lessee's exercise of the Sale Option and on any date on which this Lease shall terminate with respect to the Premises; provided, however, that Basic Rent payable prior to the Base Term Commencement Date shall be payable through Advances under Article III of the Participation Agreement. Until otherwise directed in writing by Agent Lessor, all payments of Rent shall be made to the Administrative Agent as set forth on Schedule II to the Participation Agreement.

      (b) Lessee shall advise Agent Lessor (who shall then notify the Tranche A2 Participants and the Tranche A3 Participants) by irrevocable written notice, that Lessee desires to extend the Scheduled Liquidity Termination Date for an additional 364 days, provided such request is made not more than 90 days prior to, and not less than 60 days prior to, the Scheduled Liquidity Termination Date then in effect. Beginning with the notice to be delivered for the Scheduled Liquidity Termination Date occurring on or following the Completion Date, each such notice shall also (i) state whether or not Lessee intends to make the Loan to Value Optional Rent Prepayment on the Loan to Value Prepayment Date as described in the following sentence and (ii) be accompanied by the appraisal required by Section 8.1(t) of the Participation Agreement. If Lessee has elected in such notice to make the Loan to Value Optional Rent Prepayment, then Lessee shall, on the Payment Date immediately preceding the next one-year anniversary of the Document Closing Date (such Payment Date the "Loan to Value Prepayment Date"), pay to Agent Lessor as Supplemental Rent an amount (the "Loan to Value Optional Rent Prepayment") sufficient, when applied to the outstanding Tranche A Certificate Amounts pursuant to Section 5.3 of the Participation Agreement, to reduce the Loan to Value Ratio to the Maximum Loan to Value Ratio after giving effect to such payment. Such payment shall be accompanied by an Officer's Certificate from Lessee setting forth the calculation of the Loan to Value Ratio immediately prior to and after giving effect to such payment.

      (c) Basic Rent shall be due and payable in lawful money of the United States and shall be paid directly by Lessee to the account designated by Agent Lessor by wire transfer of immediately available funds on the due date therefor.

      (d) Lessee's inability or failure to take possession of all or any portion of the Premises when delivered by Agent Lessor, whether or not attributable to any act or omission of Lessee or any act or omission of Agent Lessor, shall not delay or otherwise affect Lessee's obligation to pay Rent in accordance with the terms of this Lease.

    SECTION 3.2.  Payment of Basic Rent.  Basic Rent shall be paid absolutely net to Agent Lessor, so that this Lease shall yield to Agent Lessor the full amount thereof, without setoff, deduction or reduction.

    SECTION 3.3.  Supplemental Rent.  Lessee shall pay to Agent Lessor or the Person entitled thereto any and all Supplemental Rent promptly as the same shall become due and payable, and if Lessee fails to pay any Supplemental Rent, Agent Lessor shall have all rights, powers and remedies provided for herein or by law or equity or otherwise in the case of nonpayment of Basic Rent; provided, however, that except as provided in Section 3.2(c) of the Participation Agreement, Supplemental Rent payable prior to the Base Term Commencement Date, to the extent provided for in the Approved Construction Budget, shall be payable with Advances pursuant to and subject to the terms of Article III of the Participation Agreement. Lessee shall pay to Agent Lessor, as Supplemental Rent, among other things, on demand, to the extent permitted by applicable Requirements of Law, interest at the applicable Overdue Rate on any installment of Basic Rent not paid when due for the period for which the same shall be overdue and on any payment of Supplemental Rent payable to Agent Lessor or any Indemnitee not paid when due or demanded by Agent Lessor or any Indemnitee for the period from the due date or the date of any such demand, as the case may be, until the same shall be paid. The expiration or other termination of Lessee's obligations to pay Basic Rent hereunder shall not limit or modify the obligations of Lessee with respect to Supplemental Rent. Unless expressly provided otherwise in this Lease, in the event of any failure on the part of Lessee to pay and discharge any Supplemental Rent as and when due, Lessee shall also promptly pay and discharge any fine, penalty, interest or cost which may be assessed or added under any agreement with a third party or otherwise for nonpayment or late payment of such Supplemental Rent, all of which shall also constitute Supplemental Rent.

    SECTION 3.4.  Method of Payment.  Each payment of Rent shall be made by Lessee to Agent Lessor prior to 12:00 noon, New York City time to the account of Agent Lessor designated on Schedule II to the Participation Agreement in funds consisting of lawful currency of the United States of America which shall be immediately available on the scheduled date when such payment shall be due, unless such scheduled date shall not be a Business Day, in which case such payment shall be made on the next succeeding Business Day unless the result of such extension would be to carry into another calendar month, in which case such payment shall be made on the immediately preceding Business Day. Payments received after 12:00 noon, New York City time on the date due shall for the purpose of Section 16.1 hereof be deemed received on such day; provided, however, that for the purposes of the second sentence of Section 3.3 hereof, such payments shall be deemed received on the next succeeding Business Day and subject to interest at the Overdue Rate as provided in such Section 3.3.

ARTICLE IV
QUIET ENJOYMENT; RIGHT TO INSPECT

    SECTION 4.1.  Non-Interference.  Subject to Agent Lessor's cure rights, as provided for in Section 17.1, Agent Lessor covenants that it will not interfere in Lessee's use or possession of the Premises during the Term, so long as no Event of Default has occurred and is continuing, it being agreed that Lessee's remedies for breach of the foregoing covenant shall be limited to the commencement of proceedings to enjoin such breach. Such right is independent of and shall not affect Lessee's obligations hereunder and under the other Operative Documents or Agent Lessor's rights otherwise to initiate legal action to enforce the obligations of Lessee under this Lease. The foregoing covenant shall not require Agent Lessor to take any action contrary to, or which would permit Lessee to use the Premises for a use not permitted under, the provisions of this Lease.

    SECTION 4.2.  Inspection and Reports.

      (a) Upon five (5) Business Days prior notice to Lessee, Agent Lessor or its authorized representatives (the "Inspecting Parties") at any time during the Term may inspect (a) the Premises and (b) the books and records of Lessee relating to the Premises and (subject to appropriate confidentiality arrangements) make copies and abstracts therefrom. All such inspections shall be during Lessee's normal business hours (unless an Event of Default has occurred and is existing), shall be subject to Lessee's customary safety and security provisions and shall be at the expense and risk of the Inspecting Parties, except that if an Event of Default or Default has occurred and is continuing, Lessee shall reimburse the Inspecting Parties for the reasonable costs of such inspections and, except for the Inspecting Party's gross negligence or willful misconduct, such inspection shall be at Lessee's risk. No inspection shall unreasonably interfere with Lessee's operations. None of the Inspecting Parties shall have any duty to make any such inspection or inquiry. None of the Inspecting Parties shall incur any liability or obligation by reason of making any such inspection or inquiry unless and to the extent such Inspecting Party causes damage to the Premises or any property of Lessee or any other Person during the course of such inspection.

      (b) To the extent permissible under Applicable Laws, during the Term, Lessee shall prepare and file in timely fashion, or, where Agent Lessor shall be required to file, Lessee shall prepare and make available to Agent Lessor within a reasonable time prior to the date for filing and Agent Lessor shall file, any reports with respect to the condition or operation of the Premises that shall be required to be filed with any Governmental Authority.

ARTICLE V
NET LEASE, ETC.

    SECTION 5.1.  Net Lease.  This Lease shall constitute a net lease and Lessee's obligations to pay all Rent shall be absolute and unconditional under any and all circumstances. Any present or future law to the contrary notwithstanding, this Lease shall not terminate, nor shall Lessee be entitled to any abatement, suspension, deferment, reduction, setoff, counterclaim, or defense with respect to the Rent, nor shall the obligations of Lessee hereunder be affected (except as expressly herein permitted and by performance of the obligations in connection therewith) by reason of: (i) any defect in the condition, merchantability, design, construction, quality or fitness for use of the Premises or any part thereof, or the failure of the Premises to comply with all Requirements of Law, including any inability to occupy or use the Premises by reason of such non-compliance; (ii) any damage to, removal, abandonment, salvage, loss, contamination of, or Release from, scrapping or destruction of or any requisition or taking of the Premises or any part thereof; (iii) any restriction, prevention or curtailment of or interference with any use of the Premises or any part thereof including eviction; (iv) any defect in title to or rights to the Premises or any Lien on such title or rights or on the Premises (provided, that the foregoing shall not relieve any Person from its responsibility to remove Lessor Liens attributable to it); (v) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by Agent Lessor or any Participant; (vi) to the fullest extent permitted by Applicable Laws, any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Lessee, Agent Lessor, any Participant or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Lessee, Agent Lessor, any Participant or any other Person, or by any court, in any such proceeding; (vii) any claim that Lessee has or might have against any Person, including without limitation Agent Lessor, any Participant, or any vendor, manufacturer, contractor of or for the Premises; (viii) any failure on the part of Agent Lessor to perform or comply with any of the terms of this Lease, of any other Operative Document or of any other agreement; (ix) any invalidity or unenforceability or illegality or disaffirmance of this Lease against or by Lessee or any provision hereof or any of the other Operative Documents or any provision of any thereof; (x) the impossibility or illegality of performance by Lessee, Agent Lessor or both; (xi) any action by any court, administrative agency or other Governmental Authority; (xii) any restriction, prevention or curtailment of or interference with the construction on or any use of the Premises or any part thereof; (xiii) the failure of Lessee to achieve any accounting or tax benefits or the characterization of the transaction intended by the parties as set forth at Section 24.1 and Section 5.1 of the Participation Agreement; or (xiv) any other cause or circumstances whether similar or dissimilar to the foregoing and whether or not Lessee shall have notice or knowledge of any of the foregoing. Lessee's agreement in the preceding sentence shall not affect any claim, action or right Lessee may have against any Person. The parties intend that the obligations of Lessee hereunder shall be covenants and agreements that are separate and independent from any obligations of Agent Lessor hereunder or under any other Operative Documents and the obligations of Lessee shall continue unaffected unless such obligations shall have been modified or terminated in accordance with an express provision of this Lease.

    SECTION 5.2.  No Termination or Abatement.  Lessee shall remain obligated under this Lease in accordance with its terms and the terms of the other Operative Documents and shall not take any action to terminate, rescind or avoid this Lease to the fullest extent permitted by Applicable Laws, notwithstanding any action for bankruptcy, insolvency, reorganization, liquidation, dissolution, or other proceeding affecting Lessee, Agent Lessor or any Participant, or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator of Lessee, Agent Lessor or any Participant or by any court with respect to Lessee, Agent Lessor, Administrative Agent or any Participant. Lessee hereby waives all right to terminate or surrender this Lease (except as provided herein) or to avail itself of any abatement, suspension, deferment, reduction, setoff, counterclaim or defense with respect to any Rent. Lessee shall remain obligated under this Lease in accordance with its terms and the terms of the other Operative Documents and Lessee hereby waives any and all rights now or hereafter conferred by statute or otherwise to modify or to avoid strict compliance with its obligations under this Lease. Notwithstanding any such statute or otherwise, Lessee shall be bound by all of the terms and conditions contained in this Lease.

ARTICLE VI
SUBLEASES; SPACE LEASES

    Except for subleases permitted by this Article VI, Lessee during the Term may not assign, sublease, mortgage or pledge to any Person, including an Affiliate of Lessee, at any time, in whole or in part, any of its right, title or interest in, to or under this Lease, or any portion of the Premises, or permit any portion of the Premises to be used or occupied by any other Person, in any case without the prior written consent of the Required Participants, and any such assignment, sublease, mortgage or pledge shall be void. Lessee may not sublease, in whole or in part, any of its right, title or interest in, to or under this Lease or any portion of the Premises to any Person, or permit any portion of the Premises to be used or occupied by any other Person, except that, following the Base Term Commencement Date, Lessee may enter into subleases (each, a "Sublease") of the Premises (together with the nonexclusive use of any related or necessary portion of the Land as necessary for access and parking). With respect to any sublease permitted under this Article VI, Lessee shall not sublease any portion of the Premises to, or permit the sublease of any portion of the Premises to, or permit the sublease of any portion of the Premises by, any Person who shall then be engaged in any proceedings for relief under any bankruptcy or insolvency law or laws relating to the relief of debtors. No sublease hereunder will discharge or diminish any of Lessee's obligations to Agent Lessor hereunder or to any other Person under any other Operative Document, and Lessee shall remain directly and primarily liable under this Lease with respect to the entire Premises. Each sublease permitted hereby shall be made and shall expressly provide that it is subject and subordinate to this Lease and the rights of Agent Lessor hereunder, and shall expressly provide for the surrender of the space subleased by the applicable sublessee at the election of Agent Lessor after a Lease Event of Default or upon any termination or expiration of this Lease, unless Lessee purchases the Premises pursuant to Article XVIII or Section 19.1(b)  of this Lease. Lessee shall give Agent Lessor prompt written notice of any sublease permitted under this Article VI, and Lessee shall, within fifteen (15)  days following the execution of any sublease, deliver to Agent Lessor a fully executed copy of such sublease.

ARTICLE VII
LESSEE ACKNOWLEDGMENTS

    SECTION 7.1.  Condition of the Premises.  LESSEE ACKNOWLEDGES AND AGREES THAT ALTHOUGH AGENT LESSOR WILL OWN AND HOLD TITLE TO THE IMPROVEMENTS, LESSEE, ACTING AS CONSTRUCTION AGENT, IS SOLELY RESPONSIBLE UNDER THE TERMS OF THE CONSTRUCTION AGENCY AGREEMENT FOR THE DESIGN, DEVELOPMENT, BUDGETING, ACQUISITION AND CONSTRUCTION OF THE PREMISES AND ANY ALTERATIONS OR MODIFICATIONS AND ALL ACTIVITIES CONDUCTED IN CONNECTION THEREWITH. LESSEE FURTHER ACKNOWLEDGES AND AGREES THAT IT IS LEASING THE PREMISES "AS IS" WITHOUT REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED) BY AGENT LESSOR, ADMINISTRATIVE AGENT OR THE PARTICIPANTS AND IN EACH CASE SUBJECT TO (A) THE EXISTING STATE OF TITLE (EXCLUDING LESSOR LIENS), (B) THE RIGHTS OF ANY PARTIES IN POSSESSION THEREOF, (C) ANY STATE OF FACTS WHICH AN ACCURATE SURVEY OR PHYSICAL INSPECTION MIGHT SHOW, AND (D) VIOLATIONS OF REQUIREMENTS OF LAW WHICH MAY EXIST ON THE DATE HEREOF OR AT ANY TIME. NONE OF AGENT LESSOR, ADMINISTRATIVE AGENT OR ANY PARTICIPANT HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION, WARRANTY OR COVENANT (EXPRESS OR IMPLIED) OR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE TITLE (OTHER THAN FOR LESSOR LIENS), VALUE, HABITABILITY, USE, CONDITION, DESIGN, OPERATION, OR FITNESS FOR USE OF THE PREMISES (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES (OR ANY PART THEREOF) AND NONE OF AGENT LESSOR, ADMINISTRATIVE AGENT OR ANY PARTICIPANT SHALL BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREIN (OTHER THAN FOR LESSOR LIENS) OR THE FAILURE OF THE PREMISES, OR ANY PART THEREOF, TO COMPLY WITH ANY REQUIREMENT OF LAW. Lessee has been afforded full opportunity to inspect the Premises, is satisfied with the results of its inspections and is entering into this Lease solely on the basis of the results of its own inspections, and all risks incident to the matters discussed in the preceding sentence, as between Agent Lessor, Administrative Agent and the Participants, on the one hand, and Lessee, on the other, are to be borne by Lessee. The provisions of this Section 7.1  have been negotiated, and, except to the extent otherwise expressly stated, the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by any of Agent Lessor, Administrative Agent or the Participants, express or implied, with respect to the Premises (or any interest therein), that may arise pursuant to any law now or hereafter in effect or otherwise.

    SECTION 7.2.  Risk of Loss.  During the Term and subject to the limitations set forth in Section 14.1(e), the risk of loss of or decrease in the enjoyment and beneficial use of the Premises as a result of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise is assumed by Lessee, and neither Agent Lessor nor any Participant shall in no event be answerable or accountable therefor.

    SECTION 7.3.  Certain Duties and Responsibilities of Agent Lessor.  Agent Lessor undertakes to perform such duties and only such duties as are specifically set forth herein and in the other Operative Documents, and no implied covenants or obligations shall be read into this Lease against Agent Lessor, and Agent Lessor agrees that it shall not, nor shall it have a duty to, manage, control, use, sell, maintain, insure, register, lease, operate, modify, dispose of or otherwise deal with the Premises or any other part of the Collateral in any manner whatsoever, except as required by the terms of the Operative Documents and as otherwise provided herein.

ARTICLE VIII
POSSESSION AND USE OF THE PROPERTY, ETC.

    SECTION 8.1.  Utility and Other Charges.  During the Term and subject to the limitations set forth at Section 3.3 with respect to such charges payable during the Interim Term, Lessee shall pay or cause to be paid, as Supplemental Rent, all charges for electricity, power, gas, oil, water, telephone, sanitary sewer service and all other rents and utilities used in or on the Premises during the Term. Lessee shall be entitled to receive any credit or refund with respect to any utility charge paid by Lessee and the amount of any credit or refund received by Agent Lessor on account of any utility charges paid by Lessee, net of the costs and expenses reasonably incurred by Agent Lessor in obtaining such credit or refund, shall be promptly paid over to Lessee. All charges for utilities imposed with respect to the Premises for a billing period during which this Lease expires or terminates (except when Lessee purchases the Premises in accordance with the terms of this Lease, in which case Lessee shall be solely responsible for all such charges) shall be adjusted and prorated on a daily basis between Lessee and any purchaser of the Premises, and each party shall pay or reimburse the other for each party's pro rata share thereof; provided, that in no event shall Agent Lessor have any liability therefor.

    SECTION 8.2.  Possession and Use of the Premises.  The Premises shall be used only as a first class commercial office building and for computer simulated and other dry research and development activities related to Lessee's business. Following the Base Term Commencement Date, the Leased Property shall be continuously occupied by Lessee, or a permitted sublessee to the extent permitted herein, in the ordinary course of business. Lessee shall not use the Premises or any part thereof, or permit the Premises to be used, for any purpose or in any manner that would adversely affect the Fair Market Value, utility, remaining useful life or residual value of the Premises. Lessee shall pay, or cause to be paid, as Supplemental Rent, all charges and costs required in connection with the use of the Premises as contemplated by this Lease and the other Operative Documents. Lessee shall not commit or permit any waste of the Premises or any part thereof.

    SECTION 8.3.  Compliance with Requirements of Law and Insurance Requirements.  Subject to the terms of Article XII relating to permitted contests, Lessee, at its sole cost and expense, shall comply in all material respects with all Requirements of Law (including all Environmental Laws) and Insurance Requirements relating to the Premises, including the use, construction, operation, maintenance, repair and restoration thereof and the remarketing thereof pursuant to Article XX, whether or not compliance therewith shall require structural or extraordinary changes in the Premises or interfere with the use and enjoyment of the Premises, and procure, maintain and comply with all licenses, permits, orders, approvals, consents and other authorizations required for the construction, use, maintenance and operation of the Premises and for the use, operation, maintenance, repair and restoration of the Improvements.

ARTICLE IX
MAINTENANCE AND REPAIR; REPORTS

    SECTION 9.1.  Maintenance and Repair; Reports.  On and after the Base Term Commencement Date, Lessee, at its own expense, shall at all times (a) maintain the Premises in good repair and condition, subject to ordinary wear and tear, and as a first class office building subject to the other uses permitted at Section 8.2, and in any event at least as good as the condition of similar buildings owned or leased by Lessee or its Affiliates; (b) maintain the Premises in accordance with all Applicable Laws in all material respects, whether or not such maintenance requires structural modifications; (c) comply in all material respects with the Insurance Requirements which are in effect at any time with respect to the Premises or any part thereof; (d) use the Premises only in accordance with Article VIII; (e) make all necessary or appropriate repairs, replacements and renewals of the Premises or any part thereof which may be required to keep the Premises in the condition required by the preceding clauses (a)  through (d), whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen, and including, without limitation, repairs, replacements and renewals that would constitute capital expenditures under GAAP if incurred by an owner of property; and (f) procure, maintain and comply in all material respects with all material licenses, permits, orders, approvals, consents and other authorizations required for the construction, use, maintenance and operation of the Premises. Lessee waives any right that it may now have or hereafter acquire to (x) require Agent Lessor to maintain, repair, replace, alter, remove or rebuild all or any part of the Premises or (y) make repairs at the expense of Agent Lessor pursuant to any Applicable Laws or other agreements.

    SECTION 9.2.  Maintenance and Repair Reports.  During the Term, Lessee shall keep maintenance and repair reports in sufficient detail to indicate the nature and date of major work done. Such reports shall be kept on file by Lessee at its offices during the Term, and shall be made available at Lessee's office to Agent Lessor upon reasonable request. Lessee shall give written notice to Agent Lessor of any Condemnation or Casualty promptly after Lessee has knowledge thereof.

ARTICLE X
MODIFICATIONS, ETC.

    SECTION 10.1.  Improvements and Modifications.

      (a) In addition to Lessee's obligations as Construction Agent to build the Financed Improvements under the Construction Agency Agreement, on and after the Base Term Commencement Date (i) Lessee, at Lessee's own cost and expense, shall make alterations, renovations, improvements and additions to the Premises or any part thereof and substitutions and replacements therefor (collectively, "Modifications") which are (A) necessary to repair or maintain the Premises in the condition required by Section 9.1; (B) necessary in order for the Premises to be in compliance in all material respects with Applicable Laws; or (C) necessary or advisable to restore the Premises to their condition existing prior to a Casualty or Condemnation to the extent required pursuant to Article XIV; and (ii) so long as no Lease Event of Default or Lease Default has occurred and is continuing, Lessee, at Lessee's own cost and expense, may undertake Modifications on the Premises so long as such Modifications comply with Applicable Laws and with Section 9.1  and subsection (b) of this Section 10.1. During the Interim Term, all Modifications (other than the Financed Improvements being built pursuant to the Approved Plans and Specifications and in compliance with the Construction Agency Agreement, and any modification permitted pursuant to and in accordance with Section 3.2 of the Construction Agency Agreement) shall be subject to the written approval of the Required Participants and the terms, conditions and restrictions set forth in the Construction Agency Agreement.

      (b) The making of any Modifications must be in compliance with the following requirements:

         (i) No such Modifications with a cost exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) shall be made or undertaken except upon not less than thirty days' prior written notice to Agent Lessor.

        (ii) Lessee shall not make any Modifications in violation of the terms of any restriction, easement, condition, covenant or other similar matter affecting title to or binding on the Premises.

        (iii) No Modifications shall be undertaken until Lessee shall have procured and paid for, so far as the same may be required from time to time, all permits and authorizations relating to such Modifications of all municipal and other Governmental Authorities having jurisdiction over the Premises. Agent Lessor, at Lessee's expense, shall join in the application for any such permit or authorization and execute and deliver any document in connection therewith, whenever such joinder is necessary or advisable.

        (iv) The Modifications shall be completed in a good and workmanlike manner and in compliance in all material respects with all Applicable Laws then in effect and the standards imposed by any insurance policies required to be maintained hereunder.

        (v) All Modifications shall, when completed, be of such a character as to not materially adversely affect the Fair Market Value, utility, remaining economic useful life or residual value of the Premises from their Fair Market Value, utility, remaining economic useful life or residual value immediately prior to the making thereof or, in the case of Modifications being made by virtue of a Casualty or Condemnation, immediately prior to the occurrence of such Casualty or Condemnation. If such Modifications have a cost exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) and if requested by Required Participants, Agent Lessor may engage an appraiser of nationally recognized standing, at Lessee's sole cost and expense, to determine (by appraisal methods satisfactory to the Required Participants) the projected Fair Market Value of the Premises following completion of the Modifications relating thereto.

        (vi) Lessee shall have made adequate arrangements for payment of the cost of all Modifications when due so that the Premises shall at all times be free of Liens for labor and materials supplied or claimed to have been supplied to the Premises, other than Permitted Liens.

       (vii) The Modifications must be located solely on the Land.

    SECTION 10.2.  Title to Modifications.  Title to the following described Modifications shall, without further act, vest in Agent Lessor and shall be deemed to constitute a part of the Premises and be subject to this Lease:

      (a) each of the Financed Improvements and any Modifications commenced during the Interim Term;

      (b) Modifications that are in replacement of or in substitution for a portion of any Improvements existing on the date of this Lease or any Financed Improvements;

      (c) Modifications that are required to be made pursuant to the terms of Section 10.1(a)(i)  hereof; or

      (d) Modifications that cannot be readily removed from the Premises without causing damage to or impairing the value of the Premises.

    Lessee, at Agent Lessor's request, shall execute and deliver any deeds, bills of sale, assignments or other documents of conveyance reasonably necessary to evidence the vesting of title in and to such Modifications to Agent Lessor.

      If such Modifications are not within any of the categories set forth in clauses (a)  through (d) of this Section 10.2, then title to such Modifications shall vest in Lessee and such Modifications shall not be deemed to be Modifications which are part of the Premises.

    All Modifications to which Lessee shall have title may, so long as removal thereof shall not result in the violation of any Applicable Laws and no Lease Event of Default is continuing, be removed at any time by Lessee. Lessee agrees to notify Agent Lessor in writing at least 30 days before it removes any such Modifications which individually or in the aggregate had an original cost exceeding $500,000, and Lessee shall at its expense repair any damage to the Premises caused by the removal of such Modifications. Agent Lessor (or the purchaser of the Premises) may purchase from Lessee any such Modifications (if not already owned by Agent Lessor) that Lessee intends to remove from the Premises prior to the return of the Premises to Agent Lessor or sale of the Premises, which purchase shall be at the Fair Market Value of such Modifications as determined by the Appraiser at the time of such purchase. Title to any such Modifications shall vest in Agent Lessor (or the purchaser of the applicable Premises) if not removed from the Premises by Lessee prior to the return of the Premises to Agent Lessor or sale of the Premises.

    SECTION 10.3.  Other Property.  Lessee may from time to time own or hold under lease from Persons other than Agent Lessor, furniture, trade fixtures, equipment and other tangible personal property located on or about the Premises that is not subject to this Lease and does not constitute a portion of the Financed Improvements. Agent Lessor shall from time to time, upon the reasonable request, and at the cost and expense of Lessee, which request shall be accompanied by such supporting information and documents as Agent Lessor may reasonably require, promptly acknowledge in writing to Lessee or other Persons that the particular items of furniture, trade fixtures and equipment in question are not part of the Premises and that, subject to the rights of Agent Lessor hereunder and under any other Operative Documents, Agent Lessor does not own or have any other right or interest in or to such furniture, trade fixtures and equipment.

ARTICLE XI
COVENANTS WITH RESPECT TO LIENS; EASEMENTS

    SECTION 11.1.  Covenants with Respect to Liens.

      (a) During the Term, Lessee will not directly or indirectly create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to any portion of the Premises, Agent Lessor's title thereto, or any interest therein. Lessee, at its own expense, will promptly pay, satisfy and otherwise take such actions as may be necessary to keep the Premises free and clear of, and duly to discharge, eliminate or bond in a manner reasonably satisfactory to Agent Lessor, any such Lien (other than Permitted Liens) if the same shall arise at any time.

      (b) Nothing contained in this Lease shall be construed as constituting the consent or request of Agent Lessor, expressed or implied, to or for the performance by any contractor, mechanic, laborer, materialman, supplier or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. NOTICE IS HEREBY GIVEN THAT NONE OF AGENT LESSOR OR THE PARTICIPANTS IS OR SHALL BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO LESSEE, OR TO ANYONE HOLDING THE PREMISES OR ANY PART THEREOF THROUGH OR UNDER LESSEE, AND THAT NO MECHANIC'S OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF AGENT LESSOR OR ANY PARTICIPANT IN AND TO THE PREMISES.

    SECTION 11.2.  Lessee's Grants and Releases of Easements; Agent Lessor's Waivers.  Provided that no Default or Lease Event of Default shall have occurred and be continuing, and subject to the provisions of Articles VII, IX  and X and Section 8.3, Agent Lessor hereby consents in each instance to the following actions by Lessee in the name and stead of Agent Lessor and as the true and lawful attorney-in-fact of Agent Lessor with full power and authority to execute documents on behalf of Agent Lessor for the following purposes, but at Lessee's sole cost and expense and only following the Base Term Commencement Date: (a) the granting of, or entry into agreements in connection with, easements, licenses, rights-of-way, building and use restrictions and covenants and other rights and privileges in the nature of easements or similar interests and burdens reasonably necessary or desirable for the use, repair, maintenance or protection of the Premises as herein provided; (b) the release of existing easements or other rights in the nature of easements which are for the benefit of, or burden to, the Premises; (c) if required by any applicable Governmental Authority in connection with the Construction, the dedication or transfer of unimproved portions of the Premises for road, highway or other public purposes; (d) the seeking of any zoning variances or modifications to existing zoning; (e) the execution of amendments to, or waivers or releases of, any easements, licenses or covenants and restrictions affecting the Premises; and (f) the exercise of all rights under any redevelopment agreement or document contemplated thereby affecting the Premises; provided, however, that in each case (i) such grant, release, dedication, transfer, amendment, agreement or other action does not impair the value, utility, residual value or remaining useful life of the Premises, (ii) such grant, release, dedication, transfer, amendment, agreement or other action in Lessee's judgment is reasonably necessary in connection with the use, maintenance, alteration or improvement of the Premises, (iii) such grant, release, dedication, transfer, amendment, agreement or other action will not cause the Premises or any portion thereof to fail to comply with the provisions of this Lease or any other Operative Documents and all Requirements of Law (including, without limitation, all applicable zoning, planning, building and subdivision ordinances, all applicable restrictive covenants and all applicable architectural approval requirements); (iv) all governmental consents or approvals required prior to such grant, release, dedication, transfer, amendment, agreement or other action have been obtained, and all filings required prior to such action have been made; (v) Lessee shall remain obligated under this Lease and under any instrument executed by Lessee consenting to the assignment of Agent Lessor's interest in this Lease as security for indebtedness, in each such case in accordance with their terms, as though such grant, release, dedication, transfer, amendment, agreement or other action had not been effected; and (vi) Lessee shall timely pay and perform any obligations of Agent Lessor under such grant, release, dedication, transfer, amendment, agreement or other action. Without limiting the effectiveness of the foregoing, provided, that no Lease Default or Lease Event of Default shall have occurred and be continuing, Agent Lessor shall, upon the request of Lessee, and at Lessee's sole cost and expense, execute and deliver any instruments necessary or appropriate to confirm any such grant, release, dedication, transfer, amendment, agreement or other action to any Person permitted under this Section.

ARTICLE XII
PERMITTED CONTESTS

    SECTION 12.1.  Permitted Contests in Respect of Applicable Laws.  If, to the extent and for so long as (a) a test, challenge, appeal or proceeding for review of any Applicable Laws relating to the Premises or the obligation to comply therewith shall be prosecuted diligently and in good faith in appropriate proceedings by Lessee or (b) compliance with such Applicable Laws shall have been excused or exempted by a valid nonconforming use, variance permit, waiver, extension or forbearance, then following the Base Term Commencement Date, Lessee shall not be required to comply with such Applicable Laws but only if and so long as any such test, challenge, appeal, proceeding, waiver, extension, forbearance or noncompliance shall not, in the reasonable opinion of Agent Lessor, acting at the direction of the Required Participants, involve (A) any risk of criminal liability being imposed on Agent Lessor, any Participant or the Premises or (B) any material risk of (1) until after an adverse determination therein, the foreclosure, forfeiture or loss of the Premises, or any material part thereof, or (2) the nonpayment of Rent or (3) any sale of, or, until after an adverse determination therein, the creation of any Lien (other than a Permitted Lien) on, any part of the Premises, (4) civil liability being imposed on Agent Lessor, any Participant or the Premises for which Lessee is not obligated to indemnify such parties under the Operative Documents, or (5) enjoinment of, or interference with, the use, possession or disposition of the Premises in any material respect.

    Agent Lessor will not be required to join in any proceedings pursuant to this Section 12.1  unless a provision of any Applicable Laws requires that such proceedings be brought by or in the name of Agent Lessor or it is customary in the applicable jurisdiction for the title holder of the Improvements to join in such proceedings; and in that event Agent Lessor will join in the proceedings or permit them or any part thereof to be brought in its name if and so long as (i) Lessee has not elected the Sale Option and (ii) Lessee agrees in writing to and pays all related expenses and agrees in writing to indemnify Agent Lessor and the Participants in form and substance reasonably satisfactory to each of the respective Indemnitees.

ARTICLE XIII
INSURANCE

    SECTION 13.1.  Required Coverages.  During the Term, Lessee will provide or cause to be provided insurance with respect to the Premises of a character usually carried by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations, and carry such other insurance as is usually carried by such corporations; provided, that in any event Lessee will maintain at all times:

      (a)  General Liability Insurance.  Combined single limit insurance against claims for third-party bodily injury, including death and third-party property damage occurring on, in or about the Premises (including adjoining streets and sidewalks) in an amount at least equal to One Million Dollars ($1,000,000) per occurrence and a minimum of Fifteen Million Dollars ($15,000,000) excess of such coverage. Such coverage may be subject to deductibles or self-insured retentions up to an amount that is customarily carried by a company of similar size and engaged in business similar to Lessee and shall be otherwise acceptable to the Required Participants.

      (b)  Property Insurance.  Insurance against loss or damage covering the Premises or any portion thereof by reason of any Peril (as defined below) in an amount (subject to such deductibles and/or self-insurance in such minimum amounts as is carried by corporations owning and/or operating similar properties); provided, however, that at no time shall the amount of such coverage be less than the replacement cost of the Improvements, including any costs that may be required to cause the Premises to be reconstructed to then current Applicable Laws and in amounts sufficient to fund all Tranche A Basic Rent and Tranche B Basic Rent, Tranche C Equity Basic Rent and Fees accruing on the Certificates or otherwise payable during any period while the Premises are being reconstructed or repaired). The term "Peril" shall mean, collectively, fire, lightning, windstorm, hail, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the "all risk endorsement" then in use in the State of Minnesota, and flood and/or earthquake insurance to the extent reasonably required by the Agent Lessor.

      (c)  Workers' Compensation.  Lessee shall, in the construction of the Improvements or other Modifications and the operation of the Premises, comply with the applicable Workers' Compensation laws and protect Agent Lessor and the Participants against any liability under such laws.

      (d)  Builders' Risk Insurance.  During the Construction Period and during the construction of any Modifications, Lessee shall also maintain, for the benefit of Agent Lessor, all-risk Builders' Risk Insurance in an amount equal to the greater of the replacement value of such Modifications or the Improvements, as applicable, and the aggregate cost for the construction of same (including Soft Costs, Capitalized Basic Rent and loss of rents), including costs that may be required to cause the Premises to be reconstructed to then current Applicable Laws and in amounts sufficient to fund all Tranche A Basic Rent and Tranche B Basic Rent, Tranche C Equity Basic Rent and Fees accruing on the Certificates or otherwise payable during any period while the Premises are being reconstructed or repaired but in no event shall such coverage exceed $106,000,000. To the extent the Agent Lessor and Participants have funded amounts greater than $106,000,000, such coverage shall be covered under ADC's Property Insurance as specified in 13.1(b) up to $120,000,000.

      (e)  Other Insurance.  Such other insurance, in each case as is generally carried by Lessee or its Affiliates for similar properties owned or leased by any of them or by other owners of similar properties in such amounts and against such risks as are then customary for properties similar in use and to the extent required by any Participant, and flood insurance to the extent reasonably required by the Agent Lessor.

    SECTION 13.2.  Insurance Coverage.  The insurance coverage required in Section 13.1 shall be written by reputable insurance companies that are financially sound and solvent and otherwise reasonably appropriate considering the amount and type of insurance being provided by such companies. Any insurance company selected by Lessee shall be rated in A.M. Best's Insurance Guide or any successor thereto (or if there be none, an organization having a similar national reputation) and shall have a general policyholder rating of "A" (or comparable rating for a rating by an organization other than A.M. Best) and a financial rating of at least "X" (or comparable rating for a rating by an organization other than A.M. Best) or be otherwise acceptable to the Required Participants. In the case of liability insurance maintained by Lessee, it shall name Agent Lessor (both in its individual capacity and as agent) and each of the Participants, as additional insureds and, in the case of property insurance maintained by Lessee, it shall name Agent Lessor, as mortgagee and sole loss payee. Each policy referred to in Section 13.1 shall provide that: (i)  it will not be canceled, or allowed to lapse without renewal, except after not less than 30 days' prior written notice to Agent Lessor; (ii) the interests of Agent Lessor and any Participant shall not be invalidated by any act or negligence of or breach of warranty or representation by Lessee or any other Person having an interest in the Premises; (iii) such insurance is primary with respect to any other insurance carried by or available to Agent Lessor or any Participant; (iv) the insurer shall waive any right of subrogation, setoff, counterclaim, or other deduction, whether by attachment or otherwise, against Agent Lessor and each Participant; and (v) such policy shall contain a cross-liability clause providing for coverage of Agent Lessor and each Participant, as if separate policies had been issued to each of them. Lessee will notify Agent Lessor promptly of any policy cancellation, reduction in policy limits, modification or amendment.

    SECTION 13.3.  Delivery of Insurance Certificates.  Lessee shall deliver to the Administrative Agent certificates of insurance on or before the initial Advance Date, and within thirty (30) days following the initial Advance Date certified copies of insurance policies, satisfactory to the Administrative Agent and the Participants evidencing the existence of all insurance required to be maintained hereunder and setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage. Thereafter, throughout the Term, at the time each of Lessee's insurance policies is renewed (but in no event less frequently than once each year) or upon written request by Agent Lessor following a Lease Event of Default, Lessee shall deliver to Agent Lessor certificates of insurance evidencing that all insurance required by Sections 13.1 and 13.2 to be maintained by Lessee is in effect. The foregoing requirements are in addition to Lessee's insurance obligations, as Construction Agent, in the Construction Agency Agreement.

    SECTION 13.4.  Insurance by Agent Lessor or any Participant.  Each of Agent Lessor or any Participant may at its own expense carry insurance with respect to its interest in the Premises, and any insurance payments received from policies maintained by Agent Lessor or any Participant shall be retained by Agent Lessor or such Participant, as the case may be, without reducing or otherwise affecting Lessee's obligations hereunder.

ARTICLE XIV
CASUALTY AND CONDEMNATION; ENVIRONMENTAL MATTERS

    SECTION 14.1.  Casualty and Condemnation.

      (a) Subject to the provisions of this Article XIV, if all or a portion of the Premises is damaged or destroyed in whole or in part by a Casualty (other than a Significant Casualty), any insurance proceeds payable with respect to such Casualty up to $100,000 shall be paid directly to Lessee, or if received by Agent Lessor or the Participants, shall be paid over to Lessee and shall be used by Lessee solely for the reconstruction, refurbishment and repair of the Premises, and if the use, access, occupancy, easement rights or title to the Premises or any part thereof is the subject of a Condemnation (other than a Significant Condemnation), then any award or compensation relating thereto up to Five Million Dollars ($5,000,000) shall be paid to Lessee and shall be used by Lessee solely for the restoration of the Premises. Any insurance proceeds or condemnation award or compensation in excess of Five Million Dollars ($5,000,000) for any single Casualty or Condemnation or which are payable with respect to a Casualty or Condemnation occurring prior to the Base Term Commencement Date shall be held in trust by Agent Lessor in a segregated account for reimbursement to Lessee from time to time during the course of Lessee's restoration of the Premises and compliance with the provisions of Section 9.1 and to fund the payment of Tranche A Basic Rent and Tranche B Basic Rent and Tranche C Equity Basic Rent accruing on the Certificates and the payment of fees accruing during such period. Any such amounts held by Agent Lessor shall be invested by Agent Lessor at the direction of Lessee from time to time, with all interest and earnings on such investments being payable to Lessee promptly upon receipt thereof by Agent Lessor from time to time. All amounts held by Agent Lessor or any of the Participants on account of any award, compensation or insurance proceeds paid directly to or otherwise received by Agent Lessor or any of the Participants shall promptly be remitted to Lessee (or if the immediately preceding sentence is applicable, Agent Lessor) to be applied in accordance with this Section 14.1. Notwithstanding the foregoing, if any Lease Event of Default shall have occurred and be continuing, such award, compensation or insurance proceeds shall be paid directly to Agent Lessor or, if received by Lessee, shall be held in trust for the Participants and shall be paid over by Lessee to Agent Lessor to be distributed by Agent Lessor in accordance with the Participation Agreement. All amounts held by Agent Lessor on account of any award, compensation or insurance proceeds either paid directly to Agent Lessor or turned over to Agent Lessor, in each case after the occurrence and during the continuance of a Lease Event of Default shall at the option of Agent Lessor (at the direction of the Required Participants) either be (A) paid to Lessee for the repair of damage caused by such Casualty or Condemnation in accordance with this clause (a), or (B) applied to the Lease Balance and any other amounts owed by Lessee under the Operative Documents in accordance with Article XVI.

      (b) In the event any part of the Premises becomes subject to condemnation or requisition proceedings during the Term, (i) Lessee shall, not later than (10) days after such occurrence, deliver to Agent Lessor an estimate of the amount necessary to rebuild or restore the Premises, in Lessee's reasonable judgment (the "Estimate"), which Estimate shall state whether such Casualty or Condemnation has resulted in a Construction Casualty Event and (ii) Lessee shall give notice thereof to Agent Lessor promptly after Lessee has knowledge thereof and, to the extent permitted by Applicable Laws, Lessee shall control the negotiations with the relevant Governmental Authority unless a Lease Event of Default exists or such condemnation or requisition occurs during the Interim Term in which case Agent Lessor shall be entitled to control such negotiations; provided, that in any event, Agent Lessor may participate at Agent Lessor's expense (or if a Lease Event of Default exists or such condemnation or requisition occurs during the Interim Term, at Lessee's expense) in such negotiations; and provided  in all cases, that no settlement will be made without Agent Lessor's prior written consent. Lessee shall give to Agent Lessor such information, and copies of such documents, which relate to such proceedings, or which relate to the settlement of amounts due under insurance policies required by Article XIII, and are in the possession of Lessee, as are reasonably requested by Agent Lessor. If the proceedings relate to a Significant Condemnation, Lessee shall act diligently in connection therewith. Nothing contained in this Section 14.1(b) shall diminish Agent Lessor's rights with respect to condemnation awards and property insurance proceeds under Articles XIII  or XIV.

      (c) In no event shall a Casualty or Condemnation affect Lessee's obligations to pay Rent pursuant to Section 3.1  or to perform its obligations and pay any amounts due on the Expiration Date or pursuant to Articles XVIII  and XXI.

      (d) If, pursuant to this Article XIV, this Lease shall continue in full force and effect following a Casualty or Condemnation, Lessee shall, at its sole cost and expense (and, without limitation, if any award, compensation or insurance payment is not sufficient to restore the Premises in accordance with this clause (d) Lessee shall pay the shortfall, unless such Casualty or Condemnation occurs during the Interim Term and did not arise as a result of, and is not related to, a Lessee Related Event, in which case Lessee's liability shall be as provided for in Section 14.1(e)), promptly and diligently repair any damage to the Premises caused by such Casualty or Condemnation in conformity with the requirements of Sections 9.1 and 10.1 using the as-built Approved Plans and Specifications for the Premises (as modified to give effect to any subsequent Modifications, any Condemnation affecting the Premises and all applicable Requirements of Law) so as to restore the Premises to at least the same condition and value as existed immediately prior to such Casualty or Condemnation. In such event, title to the Premises shall remain with Agent Lessor subject to the terms of this Lease. Upon completion of such restoration, Lessee shall furnish Agent Lessor a Responsible Officer's Certificate confirming that such restoration has been completed pursuant to this Lease.

      (e) Notwithstanding any provision to the contrary contained herein (including in Article XV), should a Casualty or Condemnation occur during the Interim Term, Lessee shall have no recourse liability to fund any shortfall in available insurance proceeds as required pursuant to Section 14.1(d) or to pay amounts to purchase the Premises in accordance with Article XV unless such shortfall, Casualty or Condemnation arose as a result of or was otherwise related to a Lessee Related Event, in which case such limitation on Lessee's liability shall not apply. Notwithstanding the foregoing, the limitation in this Section 14.1(e)  shall not relieve Lessee of its obligations to repair, rebuild or reconstruct under Section 14.1(d)  with any insurance proceeds, condemnation awards, and, if the Participants elect, additional amounts funded by Lessee up to a maximum amount of the Construction Recourse Amount. "Lessee Related Event" shall mean any act or omission of Lessee or any Construction Agency Person, including, without limitation, any breach under any Operative Document (including the insurance provisions at Article XIII and in the Construction Agency Agreement) or Construction Document and, in any case, any fraud, misapplication of funds, illegal acts or willful misconduct by any such Person.

    SECTION 14.2.  Environmental Matters.  At Lessee's sole cost and expense, Lessee shall promptly and diligently commence any response, clean up, remedial or other action necessary to cure any Environmental Violation with respect to the Premises.

    SECTION 14.3.  Notice of Environmental Matters.  Lessee shall promptly provide to Agent Lessor written notice of any pending or threatened claim, action or proceeding involving any Environmental Violation or any Release on, at, under or from the Premises, of which claim, action or proceeding Lessee has received written notice or has knowledge and which violation or Release in the reasonable opinion of the Lessee and Agent Lessor (provided that if the parties are unable to agree, then Agent Lessor shall designate an environmental engineering firm reasonably acceptable to Lessee which shall make such determination, at Lessee's expense, which determination shall be binding upon the parties) could require in excess of Five Million Dollars ($5,000,000) in response costs to remedy the same, or which could result in the imposition of criminal penalties upon Agent Lessor or any Participant (any such violation, claim, action, proceeding or Release, a "Material Environmental Violation"). All such notices shall describe in reasonable detail the nature of the Material Environmental Violation, including any claims, actions or proceedings in respect thereof, and Lessee's proposed response thereto. In addition, Lessee shall provide to Agent Lessor, within ten (10) Business Days of receipt, copies of all written communications with any Governmental Authority relating to any such Material Environmental Violation. Lessee shall also promptly provide such detailed reports of any such Material Environmental Violations as may reasonably be requested by Agent Lessor. Upon completion of response actions with respect to such Material Environmental Violation by Lessee, Lessee shall cause to be prepared by an environmental consultant reasonably acceptable to Agent Lessor a report describing the Material Environmental Violation and the actions taken by Lessee (or its agents) in response to such Material Environmental Violation, and a statement by the consultant that the Material Environmental Violation has been remedied in compliance in all material respects with applicable Environmental Law. Each such Material Environmental Violation shall be so remedied prior to the Expiration Date unless the Premises have been purchased by Lessee (or its designee) in accordance with Article XV or Article XVIII. Nothing in this  Article XIV shall reduce or limit Lessee's obligations elsewhere in this Lease or under the Participation Agreement.

ARTICLE XV
TERMINATION OF LEASE

    SECTION 15.1.  Termination upon Certain Events.

      (a) If any of the following occurs during the Term with respect to the Premises:

         (i) a Significant Condemnation occurs;

        (ii) a Significant Casualty occurs; or

        (iii) an Environmental Violation occurs or is discovered and the cost of response to cure the Environmental Violation is, in the reasonable judgment of Agent Lessor, in excess of Ten Million Dollars ($10,000,000).

  Agent Lessor may elect to terminate this Lease by giving written notice (a "Termination Notice") to Lessee that, as a consequence of such event, this Lease is to be terminated.

      (b) Following Lessee's receipt of the Termination Notice, unless Section 15.1(c)  below is applicable, then Lessee shall be obligated to purchase Agent Lessor's interest in the Premises on or prior to the next occurring Payment Date (but in no event any earlier than ten (10) Business Days from the date Lessee receives the applicable Termination Notice) by paying Agent Lessor an amount equal to the Purchase Amount.

      (c) If a Significant Condemnation or a Significant Casualty occurs during the Interim Term for which the limitation on Lessee's recourse liability set forth in Section 14.1(e) applies, then, following Lessee's receipt of a Termination Notice and in lieu of the procedures set forth in Section 15.1(b) above, Lessee shall be obligated to either (y) purchase Agent Lessor's interest in the Premises and pay to Agent Lessor on or prior to the next occurring Payment Date (but in no event any earlier than ten (10) Business Days from the date Lessee receives the applicable Termination Notice) the Purchase Amount (in which case Agent Lessor shall, as set forth in Section 15.2(a), transfer to Lessee its interest in the Premises or (z) deliver the Premises to Agent Lessor in which case Section 15.2(b)  shall apply; provided however, if Lessee fails, for any reason, to comply with all of the requirements at Section 15.2(b) in all material respects, Lessee shall instead be deemed to have elected to and shall purchase the Premises pursuant to Section 15.1(c)(y) above. Lessee acknowledges that an Environmental Violation in which clause (iii) of Section 15.1(a) applies or a Significant Condemnation or Significant Casualty to which Section 14.1(e) is not applicable shall be subject to Section 15.1(b) rather than this Section 15.1(c).

    SECTION 15.2.  Termination Procedures.

      (a) On the date of the payment by Lessee of the Purchase Amount in accordance with Section 15.1(b)  or Section 15.1(c)(y) (such date, the "Termination Date"), this Lease shall terminate and, concurrent with Agent Lessor's receipt of such payment:

         (i) Agent Lessor shall execute and deliver to Lessee (or to Lessee's designee) at Lessee's cost and expense a special warranty deed of Agent Lessor's interest in the Premises and a discharge of mortgage with respect to this Lease, in each case, in recordable form and otherwise in conformity with local custom and without representation and warranty except as to the absence of any Lessor Liens attributable to Agent Lessor;

        (ii) the Premises shall be conveyed to Lessee (or to Lessee's designee) "AS IS" and in its then present physical condition; and

        (iii) in the case of a termination pursuant to clause (i) or (ii) of Section 15.1(a), Agent Lessor shall convey to Lessee any Net Proceeds with respect to the Casualty or Condemnation giving rise to the termination of this Lease theretofore received by Agent Lessor or at the request of Lessee, to the extent actually received, such amounts shall be applied against sums due hereunder.

      (b) If Section 15.1(c) is applicable to a Significant Condemnation or a Significant Casualty and Lessee elects not to purchase the Premises but instead elects to return the Premises as described in Section 15.1(c)(z), Lessee shall at its own cost and expense, do each of the following after which this Lease shall terminate:

         (i) Lessee shall execute and deliver to Agent Lessor (or to Agent Lessor's designee) (A) a warranty deed with respect to its interest in the Premises (expressly excluding Lessee's fee simple interest in the Land and Lessee's interest as landlord under the Ground Lease) containing representations and warranties of grantor to Agent Lessor (or such other Person) regarding the absence of Liens (other than Permitted Liens of the type described in clauses (i), (iii), (iv)  and (vi) of the definition of "Permitted Liens"), (B) an assignment of Lessee's entire interest in the Premises (which shall include an assignment of all of Lessee's right, title and interest in and to all awards, compensation and insurance proceeds payable in connection with the applicable Significant Condemnation or Significant Casualty and, if requested by Agent Lessor, an assignment of leases of the Premises), and (C) all other transfer requirements described in Section 21.1(iii), in each case in recordable form and otherwise in conformity with local custom and free and clear of any Liens attributable to Lessee;

        (ii) Lessee shall pay over to Agent Lessor all awards, compensation and insurance proceeds previously received by Lessee in connection with the applicable Significant Condemnation or Significant Casualty;

        (iii) Lessee shall execute and deliver to Agent Lessor and Agent Lessor's title insurance company an affidavit as to the absence of any Liens (other than Permitted Liens of the type described in clauses (i), (iii), (iv) and (vi)  of the definition of "Permitted Liens"), and shall execute and deliver to Agent Lessor a statement of termination of this Lease;

        (iv) Lessee shall vacate the Premises and transfer possession of the Premises to Agent Lessor or any Person designated by Agent Lessor, in each case by surrendering the same into the possession of Agent Lessor or such Person, as the case may be, in the condition required by Section 21.1(iv)  and in compliance with all Applicable Laws and Insurance Requirements; and

        (v) Lessee shall deliver to Agent Lessor or any Person designated by Agent Lessor copies of all books and records regarding the maintenance of, and Lessee's interest in, the Premises, a current copy of the Approved Plans and Specifications, and an assignment of all assignable licenses necessary for the operation and maintenance of the Premises. Lessee shall comply with each of the obligations at Section 21.1(iv). The obligations of Lessee under this paragraph shall survive the expiration or termination of this Lease.

ARTICLE XVI
EVENTS OF DEFAULT

    SECTION 16.1.  Lease Events of Default.  The occurrence of any one or more of the following events (whether such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall constitute a "Lease Event of Default":

      (a) the occurrence of a Payment Default; or

      (b) Lessee shall fail to make payment of any Supplemental Rent (other than Supplemental Rent referred to in clause (a)  of this Section 16.1) due and payable within ten (10) Business Days after receipt of notice thereof; or

      (c) Lessee shall fail to maintain insurance as required by Article XIII of this Lease; or

      (d) Lessee shall fail to observe or perform any material term, covenant or condition of Lessee under this Lease or any other Operative Document (other than those described in any other clause of this Section 16.1) and such failure shall have continued for thirty (30) days after the earlier of (i) receipt by Lessee of notice thereof and (ii) notification by Lessee of such event pursuant to Section 15.3 of the Participation Agreement; provided, however, that if such failure is capable of cure but cannot be cured by payment of money or cannot be cured by diligent efforts within such thirty (30)-day period, but such diligent efforts shall be properly commenced within the cure period and Lessee is diligently pursuing, and shall continue to pursue diligently, remedy of such failure, the cure period shall be extended for an additional period of time as may be necessary to cure, not to extend beyond the Expiration Date; or

      (e) the occurrence of an ADC Event of Default; or

      (f)  a Construction Agency Event of Default shall have occurred and be continuing; or

      (g) Lessee shall fail to sell the Premises in accordance with and satisfy each of the terms, covenants, conditions and agreements set forth at Article XXI in connection with and following its exercise of the Sale Option, including each of Lessee's obligations at Sections 20.1 and 21.1; or

      (h) Any Operative Document or the security interest and lien granted under this Lease (except in accordance with its terms), in whole or in part, terminates, ceases to be effective or ceases to be the legal, valid and binding enforceable obligation of Lessee or any of its Affiliates, as the case may be, or Lessee or any Lessee Group Affiliate, directly or indirectly, contests in any manner in any court the effectiveness, validity, binding nature or enforceability thereof; or the security interest and lien securing Lessee's obligations under the Operative Documents, in whole or in part, ceases to be a perfected first priority security interest and lien.

    SECTION 16.2.  Remedies.  Upon the occurrence of any Lease Event of Default and at any time thereafter, Agent Lessor may, so long as such Lease Event of Default is continuing, do one or more of the following as Agent Lessor in its sole discretion shall determine, without limiting any other right or remedy Agent Lessor may have on account of such Lease Event of Default, including, without limitation, the obligation of Lessee to purchase the Premises as set forth in Section 18.2 and any rights and remedies set forth in the Memorandum of Lease:

      (a) Agent Lessor may, by notice to Lessee, rescind or terminate this Lease as to any or all of the Premises as of the date specified in such notice; however, no reletting, reentry or taking of possession of the Premises (or any portion thereof) by Agent Lessor will be construed as an election on Agent Lessor's part to terminate this Lease unless a written notice of such intention is given to Lessee, notwithstanding any reletting, reentry or taking of possession, Agent Lessor may at any time thereafter elect to terminate this Lease for a continuing Lease Event of Default and no act or thing done by Agent Lessor or any of its agents, representatives or employees and no agreement accepting a surrender of the Premises shall be valid unless the same be made in writing and executed by Agent Lessor;

      (b) Agent Lessor may demand that Lessee, and Lessee shall upon the written demand of Agent Lessor, return the Premises promptly to Agent Lessor in the manner and condition required by, and otherwise in accordance with all of the provisions of, Articles VII  and IX and Section 8.3  and Section 14.2 hereof as if the Premises were being returned at the end of the Term, and Agent Lessor shall not be liable for the reimbursement of Lessee for any costs and expenses incurred by Lessee in connection therewith and without prejudice to any other remedy which Agent Lessor may have for possession of the Premises, and to the extent and in the manner permitted by Applicable Laws, enter upon the Premises and take immediate possession of (to the exclusion of Lessee) the Premises or any part thereof and expel or remove Lessee, by summary proceedings or otherwise, all without liability to Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise and, in addition to Agent Lessor's other damages, Lessee shall be responsible for all costs and expenses incurred by Agent Lessor and the Participants in connection with any reletting, including, without limitation, reasonable brokers' fees and all costs of any alterations or repairs made by Agent Lessor;

      (c) Agent Lessor may (i) sell all or any part of the Premises at public or private sale, as Agent Lessor may determine, free and clear of any rights of Lessee (except that Excess Sales Proceeds are payable to and shall be paid to Lessee) with respect thereto (except to the extent required by clause (ii) below if Agent Lessor shall elect to exercise its rights thereunder) in which event Lessee's obligation to pay Basic Rent hereunder for periods commencing after the date of such sale shall be terminated; and (ii) if Agent Lessor shall so elect, demand that Lessee pay to Agent Lessor, and Lessee shall pay to Agent Lessor, on the date of such sale, as damages for loss of a bargain and not as a penalty (in lieu of Basic Rent due for periods commencing on or after the Payment Date coinciding with such date of sale (or, if the sale date is not a Payment Date, the Payment Date next preceding the date of such sale)), an amount equal to (A) the excess, if any, of (1) the Lease Balance calculated as of such Payment Date (including all Rent due and unpaid to and including such Payment Date), over (2) the net proceeds of such sale (that is, after deducting all costs and expenses incurred by Agent Lessor or any Participant(s) incident to such conveyance, including, without limitation, repossession costs, brokerage commissions, prorations, transfer taxes, fees and expenses for counsel, title insurance fees, survey costs, recording fees and any repair costs); plus (B) interest at the Overdue Rate on the foregoing amount from such Payment Date until the date of payment;

      (d) Agent Lessor may, at its option, elect not to terminate this Lease with respect to the Premises and continue to collect all Basic Rent, Supplemental Rent and all other amounts due Agent Lessor (together with all costs of collection) and enforce Lessee's obligations under this Lease as and when the same become due, or are to be performed, and at the option of Agent Lessor, upon any abandonment of the Premises by Lessee or re-entry of same by Agent Lessor, Agent Lessor may, in its sole and absolute discretion, elect not to terminate this Lease and may make the necessary repairs (and Lessee shall pay the reasonable costs of such repairs) in order to relet the Premises, and relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as Agent Lessor in its reasonable discretion may deem advisable; and upon each such reletting all rentals actually received by Agent Lessor from such reletting shall be applied to Lessee's obligations hereunder and the other Operative Documents in such order, proportion and priority as Agent Lessor may elect in Agent Lessor's sole and absolute discretion. If such rentals received from such reletting during any period are less than the Rent with respect to the Premises to be paid during that period by Lessee hereunder, Lessee shall pay any deficiency, as calculated by Agent Lessor, to Agent Lessor on the next Payment Date;

      (e) Unless the Premises have been sold in its entirety, Agent Lessor may, whether or not Agent Lessor shall have exercised or shall thereafter at any time (subject to Lessee's prior performance in full under this clause) exercise any of its rights under clause (b), (c)  or (d) with respect to the Premises or any portions thereof, demand, by written notice to Lessee specifying a date (a "Termination Date") not earlier than ten (10) days after the date of such notice, that Lessee purchase, on such Termination Date, the Premises (or any remaining portions thereof) in the manner provided in Section 18.2  and in accordance with the provisions of Article XXI;

      (f)  Agent Lessor may exercise any other right or remedy that may be available to it under Applicable Laws, or proceed by appropriate court action (legal or equitable) to enforce the terms hereof or to recover damages for the breach hereof. Separate suits may be brought to collect any such damages for any period(s), and such suits shall not in any manner prejudice Agent Lessor's right to collect any such damages for any subsequent period(s), or Agent Lessor may defer any such suit until after the expiration of the Term, in which event such suit shall be deemed not to have accrued until the expiration of the Term;

      (g) Agent Lessor may retain and apply against the Lease Balance all sums which Agent Lessor would, absent such Lease Event of Default, be required to pay to, or turn over to, Lessee pursuant to the terms of this Lease; or

      (h) If a Lease Event of Default shall have occurred and be continuing, Agent Lessor, as a matter of right and with notice to Lessee, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers of the Premises, and Lessee hereby irrevocably consents to any such appointment. Any such receiver(s) shall have all of the usual powers and duties of receivers in like or similar cases and all of the powers and duties of Agent Lessor in case of entry, and shall continue as such and exercise such powers until the date of confirmation of the sale of the Premises unless such receivership is sooner terminated.

    To the maximum extent permitted by law, Lessee hereby waives the benefit of any appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshaling in the event of any sale of the Premises or any interest therein.

    Agent Lessor shall be entitled to enforce payment of the indebtedness and performance of the obligations secured hereby and to exercise all rights and powers under this instrument or under any of the other Operative Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the obligations secured hereby may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this instrument nor its enforcement, shall prejudice or in any manner affect Agent Lessor's right to realize upon or enforce any other security now or hereafter held by Agent Lessor, it being agreed that Agent Lessor shall be entitled to enforce this instrument and any other security now or hereafter held by Agent Lessor in such order and manner as Agent Lessor may determine in its absolute discretion. No remedy herein conferred upon or reserved to Agent Lessor is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Operative Documents to Agent Lessor or to which it may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Agent Lessor. In no event shall Agent Lessor, in the exercise of the remedies provided in this instrument (including, without limitation, in connection with the assignment of rents to Agent Lessor, or the appointment of a receiver and the entry of such receiver onto all or any part of the Premises), be deemed a "mortgagee in possession", and Agent Lessor shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

    SECTION 16.3.  Waiver of Certain Rights.  If this Lease shall be terminated pursuant to Section 16.2, Lessee waives, to the fullest extent permitted by law, (a) any notice of re-entry or the institution of legal proceedings to obtain re-entry or possession; (b) any right of redemption, re-entry or repossession; (c) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt or limiting Agent Lessor with respect to the election of remedies; and (d) any other rights which might otherwise limit or modify any of Agent Lessor's rights or remedies under this Article XVI.

    SECTION 16.4.  Power of Sale and Foreclosure.  As is the intent of the parties pursuant to Article XXIV that the transaction reflected in this Lease shall constitute a mortgage financing as described therein, Lessee hereby grants a Lien upon, and mortgages and warrants the Premises to Agent Lessor WITH POWER OF SALE, to secure all Obligations, and that, upon the occurrence of any Lease Event of Default, Agent Lessor shall have the power and authority, to the extent provided by law, after proper notice and lapse of such time as may be required by law, to sell the Premises at the time and place of sale fixed by Agent Lessor in such notice of sale, either as a whole, or in separate lots or parcels or items and in such order as Agent Lessor may elect, at auction to the highest bidder for cash in lawful money of the United States payable at the time of sale; accordingly, it is acknowledged that A POWER OF SALE HAS BEEN GRANTED IN THIS INSTRUMENT; A POWER OF SALE MAY ALLOW AGENT LESSOR TO TAKE THE PREMISES AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY LESSEE UNDER THIS INSTRUMENT, and upon the occurrence of a Lease Event of Default, Agent Lessor, in lieu of or in addition to exercising any power of sale hereinabove given, may proceed by a suit or suits in equity or at law, whether for a foreclosure hereunder, or for the sale of the Premises, or against Lessee on a recourse basis for the Lease Balance, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Premises, or for the enforcement of any other appropriate legal or equitable remedy.

    SECTION 16.5.  Grant of Security Interest.  Lessee hereby grants a security interest to Agent Lessor in tangible personal property located at the Premises acquired with funds advanced by Agent Lessor and any proceeds thereof. This Lease shall constitute a security agreement within the meaning of the Uniform Commercial Code of the state where the Premises are located ("UCC"), and if a Lease Event of Default has occurred and is continuing, Agent Lessor shall, in addition to all other rights available at law or equity, have all of the rights provided to a secured party under Article 9 of the UCC.

    SECTION 16.6.  Limitation of Recourse During the Interim Term.  Notwithstanding any provision to the contrary contained in this Lease or any other Operative Documents, prior to the commencement of the Base Term, the aggregate amount payable by Lessee on a recourse basis under this Article XVI and under Section 18.2  as the result of a Lease Event of Default which is not a Full Recourse Interim Term Event of Default shall be subject to the limitations on recourse liability set forth in Article XIII of the Participation Agreement.

ARTICLE XVII
AGENT LESSOR'S RIGHT TO CURE

    SECTION 17.1.  Agent Lessor's Right to Cure Lessee's Lease Defaults.  Agent Lessor, without waiving or releasing any obligation or Lease Event of Default, may (but shall be under no obligation to), upon two (2) Business Days' prior notice to Lessee, remedy any Lease Event of Default for the account and at the sole cost and expense of Lessee, including the failure by Lessee to maintain the insurance required by Article XIII, and may, to the fullest extent permitted by law, and notwithstanding any right of quiet enjoyment in favor of Lessee, enter upon the Premises for such purpose and take all such action thereon as may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All reasonable out-of-pocket costs and expenses so incurred (including reasonable fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by Agent Lessor, shall be paid by Lessee to Agent Lessor on demand as Supplemental Rent.

ARTICLE XVIII
PURCHASE PROVISIONS

    SECTION 18.1.  Early and End of Term Purchase Options.  Subject to the conditions contained herein and without limitation of Lessee's purchase obligation pursuant to Section 18.2, on (1) any Payment Date and provided Lessee has not elected the Sale Option or (2) on any Business Day during the occurrence of a Lease Event of Default of the types described in clause (ii)  of the next sentence, Lessee may, at its option, purchase the Premises (the "Early Termination Option") at a price equal to the Purchase Amount. Lessee's right to purchase all of the Premises pursuant to this Section 18.1  shall terminate automatically and without notice upon (i) the occurrence of a Lease Event of Default arising as a result of an Insolvency Event, or (ii) upon the occurrence of any other Lease Event of Default, unless in the case of a Lease Event of Default described in this clause (ii)  Lessee delivers a written notice of its election to exercise this option to purchase not less than three (3) days prior to the date of the purchase and consummates the purchase within ten (10) Business Days following the occurrence of such Lease Event of Default. In order to exercise its option to purchase the Premises pursuant to this Section 18.1 and except as provided for in the clause (ii)  of the foregoing sentence, Lessee shall give to Agent Lessor not less than thirty (30) days' prior written notice of such election to exercise, which election shall be irrevocable when made. If Lessee exercises its option pursuant to this Section 18.1 then, upon Agent Lessor's receipt of all amounts due in connection therewith, Agent Lessor shall transfer to Lessee all of Agent Lessor's right, title and interest in and to the Premises in accordance with the procedures set forth in Section 21.1, such transfer to be effective as of the date specified in the purchase notice. Agent Lessor agrees that it shall cooperate with Lessee in effecting any transfer to a designee of Lessee pursuant to this Section 18.1.

    SECTION 18.2.  Acceleration of Premises Purchase.

      (a) Lessee shall be obligated to purchase for an amount equal to the Purchase Amount Agent Lessor's interest in the Premises (notwithstanding any prior election to exercise its Early Termination Option pursuant to Section 18.1) (i) automatically and without notice upon the occurrence of a Lease Event of Default resulting from an Insolvency Event, and (ii) as provided for at Section 16.2(e)  upon written demand of Agent Lessor upon the occurrence of any other Lease Event of Default.

      (b) Any purchase under this Section 18.2 shall be in accordance with the procedures for transfer set forth in Section 21.1.

ARTICLE XIX
END OF TERM OPTIONS

    SECTION 19.1.  End of Term Options.  At least 180 days before the scheduled expiration date of the Term, Lessee shall, by delivery of written notice to Agent Lessor and each Agent, exercise one of the following options:

      (a) Renew this Lease (the "Renewal Option") with respect to the Premises for two additional one-year periods (each, a "Lease Renewal Term") on the terms and conditions set forth herein and in the other Operative Documents; provided, however, such Renewal Option shall be available at the end of the Base Term and the first Lease Renewal Term only if the conditions to the Extension Option set forth in Section 4.4 of the Participation Agreement are satisfied; and provided further, that the Renewal Option shall not be available during the second Lease Renewal Term; or

      (b) Purchase for cash for the Purchase Amount the Premises on the last day of the Term (the "Purchase Option"); and if Lessee shall have elected to purchase the Premises, Agent Lessor shall, upon the payment to Agent Lessor of the Purchase Amount then due and payable by Lessee under the Operative Documents, transfer all of Agent Lessor's right, title and interest in and to the Premises pursuant to Section 21.1; or

      (c) Sell on behalf of Agent Lessor for cash to a single purchaser not in any way affiliated with Lessee or any of its Affiliates the Premises on the last day of the Term (the "Sale Option"). Lessee's right to sell the Premises pursuant to the Sale Option shall be conditioned upon and subject to the fulfillment by Lessee of each of the terms and conditions set forth in Article XX. In addition, unless otherwise approved by the Required Participants, all subleases with respect to the Premises shall have been terminated prior to Agent Lessor's receipt of Lessee's election of the Sale Option. Lessee shall not enter into any additional subleases or renew any subleases with respect to the Premises following Lessee's election of the Sale Option. Following Lessee's election of the Sale Option, Lessee shall not remove any Modifications or commence any voluntary Modifications without the consent of the Required Participants.

    SECTION 19.2.  Election of Options.  To the extent that the Renewal Option is available, unless Lessee shall have affirmatively elected in accordance herewith the Purchase Option or the Sale Option, Lessee shall be deemed to have elected the Renewal Option. To the extent that the Renewal Option is not available for any reason (including because of the Participants' refusal to consent to an Extension Option Request), unless Lessee shall have (a) affirmatively elected the Sale Option within the time period provided for in Section 19.1 and (b) satisfied each of the requirements in Articles XX and XXI, Lessee shall be deemed to have elected the Purchase Option. In addition, the Sale Option shall automatically be revoked if there exists a Lease Default, Lease Event of Default, Significant Casualty or Significant Condemnation at any time after the Sale Option is properly elected or Lessee fails to comply with each of the terms and conditions set forth at Articles XX and XXI and Agent Lessor shall be entitled to exercise all rights and remedies provided in Article XVI. Lessee may not elect the Sale Option if there exists on the date the election is made a Lease Default, a Lease Event of Default, Significant Casualty or Significant Condemnation, or an outstanding Extension Option Request. Any election by Lessee pursuant to Section 19.1 shall be irrevocable at the time made.

    SECTION 19.3.  Renewal Options; Extension Options.  The exercise of any Renewal Option by Lessee shall be subject to satisfaction of the following conditions:

       (i) on the Expiration Date then in effect no Lease Event of Default or Lease Default shall have occurred and be continuing, and on the date Lessee gives notice of its exercise of the Renewal Option, no Lease Event of Default or Lease Default shall have occurred and be continuing; and

      (ii) Lessee shall not have exercised the Sale Option or the Purchase Option.

Lessee's exercise of a Renewal Option shall be deemed to be a representation by Lessee that on both the Expiration Date then in effect and the date Lessee gives notice of its exercise of the Renewal Option, no Lease Event of Default or Lease Default shall have occurred and be continuing.

ARTICLE XX
SALE OPTION

    SECTION 20.1.  Sale Option Procedures.  Lessee's effective exercise and consummation of the Sale Option with respect to the Premises shall be subject to the due and timely fulfillment of each of the following provisions as to the Premises as of the dates set forth below.

      (a) Lessee shall have given to Agent Lessor and the Participants written notice of Lessee's exercise of the Sale Option in accordance with Section 19.1.

      (b) Not later than forty-five (45) days prior to Expiration Date, Lessee shall deliver to Agent Lessor an Environmental Audit for the Premises. Such Environmental Audit shall be prepared by an environmental consultant selected by Agent Lessor in Agent Lessor's discretion and shall contain conclusions satisfactory to the Participants as to the environmental status of the Premises. If any such Environmental Audit indicates any exceptions, Lessee shall have also delivered prior to the Expiration Date for the Premises a Phase Two environmental assessment by such environmental consultant and a written statement by such environmental consultant indicating that all such exceptions have been remedied in compliance with Applicable Laws.

      (c) No Lease Event of Default or Lease Default shall exist on or at any time following the date of the exercise of the Sale Option.

      (d) Upon surrender of the Premises, (i) the Premises shall be in the condition required by Section 9.1  and (ii) Lessee shall have completed or caused to be completed all Financed Improvements in accordance with the Approved Plans and Specifications, Modifications commenced prior to the Expiration Date, and Lessee shall have caused to be completed prior to the Expiration Date the repair and rebuilding of the affected portions of the Premises suffering a Casualty or Condemnation.

      (e) Lessee shall, as nonexclusive agent for Agent Lessor, use its best commercial efforts to obtain the highest cash purchase price for the Premises. Lessee will be responsible for hiring brokers and making the Premises available for inspection by prospective purchasers, and all marketing of the Premises shall be at Lessee's expense. Lessee shall promptly upon request permit inspection of the Premises and any Premises Records by Agent Lessor, any Participant and any potential purchasers, and shall otherwise do all things necessary to sell and deliver possession of the Premises to any purchaser.

      (f)  Lessee shall use its best commercial efforts to procure bids from one or more bona fide prospective purchasers to purchase the Premises. No such purchaser shall be Lessee or any Subsidiary or Affiliate of Lessee or any Lessee Group Affiliate.

      (g) Lessee shall submit all bids to Agent Lessor and the Participants, and Agent Lessor will have the right to review the same and to submit any one or more bids. All bids shall be on an all-cash basis unless Agent Lessor and the Required Participants shall otherwise agree in their sole discretion. Lessee shall procure bids from one or more bona fide prospective purchasers and shall deliver to Agent Lessor and the Participants not less than ninety (90) days prior to the Expiration Date a binding written unconditional (except as set forth below), irrevocable offer by such purchaser or purchasers offering the highest all cash bid to purchase the Premises (unless otherwise agreed to by Agent Lessor and the Participants). If the sum of (i) the Gross Proceeds to be paid to Agent Lessor pursuant to clause (l) below from a proposed bid which Lessee desires to accept is less than the Lease Balance, Lessee's rights hereunder shall be further conditioned upon Agent Lessor's receipt of an Appraisal described at Section 20.1(m) demonstrating that such proposed bid is for an amount at least equal to the Fair Market Value of the Premises as established by such Appraisal. All bids shall be on an all-cash basis unless the Required Participants, each Agent and Lessee shall otherwise agree.

      (h) In connection with any such sale of the Premises, Lessee will provide to the purchaser all customary "seller's" indemnities, representations and warranties regarding title, absence of Liens (except Lessor Liens) and the condition of such Premises, including an environmental indemnity in form and substance reasonably required by the purchaser or Agent Lessor. Lessee shall have obtained, at its cost and expense, all required governmental and regulatory consents and approvals and shall have made all filings as required by Applicable Laws in order to carry out and complete the transfer of the Premises. As to Agent Lessor, any such sale shall be made on an "as is, with all faults" basis without representation or warranty by Agent Lessor, other than the absence of Lessor Liens. Any agreement as to such sale shall be made subject to Agent Lessor's rights hereunder and shall be in form and substance satisfactory to Agent Lessor.

      (i)  Lessee shall pay or cause to be paid directly, and not from the sale proceeds, any prorations, credits, costs, Impositions and expenses of or arising from the sale of the Premises, whether incurred by Agent Lessor or Lessee, including the cost of all title insurance, surveys, environmental reports, appraisals, transfer taxes, Agent Lessor's reasonable attorneys' fees, Lessee's attorneys' fees, commissions, escrow fees, recording fees, and all applicable documentary and other transfer and document taxes and Impositions.

      (j)  Lessee shall pay to Agent Lessor on or prior to the Expiration Date for the Premises (or in the case of Supplemental Rent, to the Person entitled thereto) an amount equal to (i) the Residual Value Guarantee Amount with respect to the Premises plus (ii) all accrued and unpaid Rent (including Supplemental Rent, if any) and all other amounts hereunder which have accrued or will accrue prior to or as of the Expiration Date for the Premises, in the type of funds specified in Section 3.4 hereof.

      (k) Lessee shall pay to Agent Lessor on or prior to the Expiration Date for the Premises the amounts, if any, required to be paid pursuant to Article XII of the Participation Agreement.

      (l)  The purchase of the Premises shall be consummated on the Expiration Date therefor and the gross proceeds (the "Gross Proceeds") of the sale of the Premises (i.e., without deduction for any marketing, closing or other costs, prorations or commissions) shall be paid directly to Agent Lessor; provided, however, that if the sum of (x) the Gross Proceeds from such sale plus  (y) the Residual Value Guarantee Amount with respect to the Premises received by Agent Lessor pursuant to clause (j) plus  (z) amounts received by Agent Lessor pursuant to Section 12.3 of the Participation Agreement exceeds the Lease Balance for the Premises as of such date, then the excess shall be paid to Lessee on such Expiration Date.

      (m) If the bid that Lessee proposes to accept and which Lessee submits pursuant to Section 20.1(g)  is for an amount less than the Lease Balance, then Agent Lessor shall promptly following the receipt of such bid, engage an appraiser, reasonably satisfactory to the Participants, at Lessee's expense, to determine (by appraisal methods reasonably satisfactory to the Required Participants) the Fair Market Value of the Premises as of the Expiration Date. A copy of such appraisal shall be delivered to each of the Participants not later than five (5) Business Days prior to the Expiration Date. The appraiser will be instructed to assume that the Premises are in the condition required by and has been maintained in accordance with this Lease. Any such appraisal shall be at the sole cost and expense of Lessee.

    If one or more of the foregoing provisions shall not be fulfilled as of the date set forth above with respect to the Premises, including Lessee's obligation at Section 20.1(g) to accept a bid for not less than the Fair Market Value of the Premises, then Agent Lessor shall declare by written notice to Lessee the Sale Option to be null and void (whether or not it has been theretofore exercised by Lessee), in which event all of Lessee's rights under this Section 20.1 shall immediately terminate and Lessee shall be obligated to purchase the Premises pursuant to  Section 18.2 on the Expiration Date.

    Except as expressly set forth herein, Lessee shall have no right, power or authority to bind Agent Lessor in connection with any proposed sale of the Premises.

    SECTION 20.2.  Certain Obligations Continue.  During the period following Lessee's exercise of the Sale Option, the obligation of Lessee to pay Rent with respect to the Premises (including the installment of Rent due on the Expiration Date for the Premises) shall continue undiminished. Agent Lessor shall have the right, but shall be under no duty, to solicit bids, to inquire into the efforts of Lessee to obtain bids or otherwise to take action in connection with any such sale, other than as expressly provided in this Artice XX.

ARTICLE XXI
PROCEDURES RELATING TO PURCHASE OR SALES OPTION

    SECTION 21.1.  Provisions Relating to Conveyance of the Premises Upon Purchase by Lessee, Sales or Certain Other Events.  In connection with any termination of this Lease pursuant to the terms of Article XV, any purchase of the Premises in accordance with Article XVIII  or pursuant to the Construction Agency Agreement or in connection with Lessee's obligations under Section 16.2(e), then, upon the date on which this Lease is to terminate with respect to the Premises and upon tender by Lessee of the amounts set forth in Article XV, Sections 16.2(e), 18.1 or 18.2  or the Purchase Amount as provided in the final paragraph of Section 5.1 of the Construction Agency Agreement, as applicable:

       (i) Agent Lessor shall execute and deliver to Lessee (or to Lessee's designee) at Lessee's cost and expense a special warranty deed of Agent Lessor's interest in the Premises in recordable form and otherwise in conformity with local custom and without representation and warranty except as to the absence of any Lessor Liens attributable to Agent Lessor;

      (ii) the Premises shall be conveyed to Lessee "AS IS" and in its then present physical condition; and

      (iii) Agent Lessor shall execute and deliver to Lessee and Lessee's title insurance company an affidavit as to the absence of Lessor Liens and shall execute and deliver to Lessee a statement of termination of this Lease and the Construction Agency Agreement, in each case to the extent such Operative Documents relate to the Premises and shall execute and deliver a release of the Memorandum of Lease relating to the Premises, releases of any Liens created by the Operative Documents attributable to Agent Lessor, and termination statements for any financing statements which are then of record naming Agent Lessor as the secured party.

      (iv) If Lessee properly exercises the Sale Option, then Lessee shall, on the Expiration Date, and at its own cost, transfer possession of the Premises to the independent purchaser(s) thereof, in each case by surrendering the same into the possession of Agent Lessor or such purchaser, as the case may be, free and clear of all Liens other than Lessor Liens, in good condition (as modified by Modifications permitted by this Lease), ordinary wear and tear excepted, and in compliance with Applicable Laws and the provisions of this Lease, and Lessee shall execute and deliver to the purchaser at Lessee's cost and expense a special warranty deed with respect to the Premises (expressly excluding the fee), a bill of sale with respect to any equipment covered by this Lease, in each case in recordable form and otherwise in conformity with local custom and free and clear of all Liens; Lessee shall execute and deliver to purchaser and the purchaser's title insurance company an affidavit as to the absence of any Liens (other than Permitted Liens), and such other affidavits and certificates reasonably requested by any title insurance company insuring title to the Premises, as well as a FIRPTA affidavit, and an instrument in recordable form declaring this Lease to be terminated on the date of closing of the sale of the Premises. Lessee shall cooperate reasonably with Agent Lessor and the purchaser of the Premises in order to facilitate the purchase and use by such purchaser of the Premises, which cooperation shall include: providing all books and records regarding the maintenance and ownership of the Premises and all know-how, data and technical information relating thereto. The obligations of Lessee under this paragraph shall survive the expiration or termination of this Lease.

      (v) In the event that (A) Lessee does not elect to purchase the Premises on the Expiration Date or pursuant to Section 15.1(c), (B) this Lease is terminated without a purchase of the Premises by Lessee as expressly permitted herein, or (C) pursuant to Agent Lessor's exercise of remedies under Article XVI, this Lease is terminated, Lessee shall provide Agent Lessor or other purchaser of the Premises, effective on the Expiration Date or earlier termination of this Lease, with (i) all permits, certificates of occupancy, governmental licenses and authorizations necessary to use and operate the Premises for its intended purposes (to the extent such items are transferable or may be obtained by Lessee on behalf of another party), (ii) such easements, licenses, rights-of-way and other rights and privileges in the nature of an easement as are reasonably necessary or desirable in connection with the use, repair, access to or maintenance of the Premises as Agent Lessor shall request, and (iii) a services agreement covering such services as Agent Lessor may request in order to use and operate the Premises for its intended purposes at such rates (not in excess of arm's length fair market rates) as shall be acceptable to Agent Lessor and Lessee. All assignments, licenses, easements, agreements and other deliveries required by clauses (i) and (ii) of this Section 21.1(v) shall be in form reasonably satisfactory to Agent Lessor, and shall be fully assignable (including both primary assignments and assignments given in the nature of security) without payment of any fee, cost or other charge, and shall survive the expiration or termination of this Lease.

ARTICLE XXII
ACCEPTANCE OF SURRENDER

    SECTION 22.1.  Acceptance of Surrender.  No surrender to Agent Lessor of this Lease or of the Premises or of any part of any thereof or of any interest therein shall be valid or effective unless agreed to and accepted in writing by Agent Lessor and, prior to the payment or performance of all obligations under this Lease and the other Operative Documents and termination of the Commitments, the Participants, and no act by Agent Lessor or the Participants or any representative or agent of Agent Lessor or the Participants, other than a written acceptance, shall constitute an acceptance of any such surrender.

ARTICLE XXIII
NO MERGER OF TITLE

    SECTION 23.1.  No Merger of Title.  There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, in whole or in part, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, (b) the fee or ground leasehold estate in the Premises, except as may expressly be stated in a written instrument duly executed and delivered by the appropriate Person or (c) a beneficial interest in Agent Lessor.

ARTICLE XXIV
INTENT OF THE PARTIES

    SECTION 24.1.  Nature of Transaction.  It is the intention of the parties that:

      (a) the Overall Transaction constitutes an operating lease from Agent Lessor to Lessee for purposes of Lessee's financial reporting, including, without limitation, under Financial Accounting Standards Board Statement No. 13;

      (b) for all other purposes, including federal and all state and local income and transfer taxes, bankruptcy, insolvency, conservatorships and receiverships (including the substantive law upon which bankruptcy, conservatorship and insolvency and receivership proceedings are based, including FIRREA), and real estate law, commercial law and Uniform Commercial Code purposes:

         (i) the Overall Transaction (including, without limitation, the transactions and activities during the Construction Period referred to or contemplated by the Construction Agency Agreement, subject to the limitations in Article XIII of the Participation Agreement) constitutes a financing by the Participants to Lessee and preserves beneficial ownership in the Premises in Lessee, Lessee will be entitled to all tax benefits ordinarily available to owners of property similar to the Premises for tax purposes and the obligations of Lessee to pay Basic Rent shall be treated as payments of interest to the Participants, and the payment by Lessee of any amounts in respect of the Lease Balance shall be treated as payments of principal to the Participants; and

        (ii) in order to secure the obligations of Lessee now existing or hereafter arising under any of the Operative Documents, this Lease creates, and Lessee hereby grants, conveys, assigns, mortgages and transfers a first priority security interest or a lien, as the case may be, in the Premises and the other Collateral in favor of Agent Lessor, and for the benefit of the Participants, and Lessee does hereby irrevocably GRANT, BARGAIN, SELL, ALIENATE, REMISE, RELEASE, CONFIRM AND CONVEY to Agent Lessor, and for the benefit of the Participants, a Lien, deed of trust and mortgage on all right, title and interest of Lessee in and to the Premises.

  Nevertheless, Lessee acknowledges and agrees that none of Agent Lessor or any Participant has made any representations or warranties concerning the tax, accounting or legal characteristics of the Operative Documents or any aspect of the Overall Transaction and that Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents and the Overall Transaction as it deems appropriate.

      (c) Specifically, but without limiting the generality of subsection (b) of this Section 24.1, Agent Lessor and Lessee further intend and agree that, with respect to that portion of the Premises constituting personal property, for the purpose of securing Lessee's obligations for the repayment of the above-described loans from Agent Lessor and the Participants to Lessee, (i) this Lease shall also be deemed to be a security agreement and financing statement within the meaning of Article 9 of the Uniform Commercial Code; (ii) the conveyance provided for hereby shall be deemed to be a grant by Lessee to Agent Lessor, for the benefit of the Participants, of a mortgage lien and security interest in all of Lessee's present and future right, title and interest in and to such portion of the Premises, including but not limited to Lessee's leasehold estate therein and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, investments, securities or other property, whether in the form of cash, investments, securities or other property to secure such loans, effective on the date hereof, to have and to hold such interests in the Premises unto Agent Lessor, for the benefit of the Participants; (iii) the possession by Agent Lessor of notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be "possession by the secured party" for purposes of perfecting the security interest pursuant to Section 9-305 of the Uniform Commercial Code; and (iv) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from financial intermediaries, bankers or agents (as applicable) of Lessee shall be deemed to have been given for the purpose of perfecting such security interest under Applicable Laws. Agent Lessor and Lessee shall, to the extent consistent with this Lease, take such actions and execute, deliver, file and record such other documents, financing statements, mortgages and deeds of trust as may be necessary to ensure that, if this Lease were deemed to create a security interest in the Premises in accordance with this Section, such security interest would be deemed to be a perfected security interest with priority over all Liens other than Permitted Liens, under Applicable Laws and will be maintained as such throughout the Term.

ARTICLE XXV
MISCELLANEOUS

    SECTION 25.1.  Survival; Severability; Etc.  Anything contained in this Lease to the contrary notwithstanding, all claims against and liabilities of Lessee or Agent Lessor arising from events commencing prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination for a period of one year except as to indemnification which shall continue to survive. If any term or provision of this Lease or any application thereof shall be declared by a court of competent jurisdiction invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any right or option of Lessee provided in this Lease, including any right or option described in Articles XIV, XV, XVIII, XIX  or XX, would, in the absence of the limitation imposed by this sentence, be invalid or unenforceable as being in violation of the rule against perpetuities or any other rule of law relating to the vesting of an interest in or the suspension of the power of alienation of property, then such right or option shall be exercisable only during the period which shall end twenty-one (21) years after the date of death of the last survivor of the descendants of Franklin D. Roosevelt, the former President of the United States, Henry Ford, the deceased automobile manufacturer, and John D. Rockefeller, the founder of the Standard Oil Company, known to be alive on the date of the execution, acknowledgment and delivery of this Lease.

    SECTION 25.2.  Amendments and Modifications.  Subject to the requirements, restrictions and conditions set forth in the Participation Agreement, neither this Lease nor any provision hereof may be amended, waived, discharged or terminated except by an instrument in writing in recordable form signed by Agent Lessor and Lessee.

    SECTION 25.3.  No Waiver.  No failure by Agent Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy upon a default hereunder, and no acceptance of full or partial payment of Rent during the continuance of any such default, shall constitute a waiver of any such default or of any such term. To the fullest extent permitted by law, no waiver of any default shall affect or alter this Lease, and this Lease shall continue in full force and effect with respect to any other then existing or subsequent default.

    SECTION 25.4.  Notices.  All notices, demands, requests, consents, approvals and other communications hereunder shall be in writing and directed to the address described in, and deemed received in accordance with the provisions of, Section 15.3 of the Participation Agreement.

    SECTION 25.5.  Successors and Assigns.  All the terms and provisions of this Lease shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    SECTION 25.6.  Headings and Table of Contents.  The headings and table of contents in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

    SECTION 25.7.  Counterparts.  This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

    SECTION 25.8.  GOVERNING LAW.  THIS LEASE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT AS TO MATTERS RELATING TO THE CREATION OF THE LEASEHOLD ESTATES HEREUNDER AND THE EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT THERETO, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE IN WHICH SUCH ESTATES ARE LOCATED. WITHOUT LIMITING THE FOREGOING, IN THE EVENT THAT THIS LEASE IS DEEMED TO CONSTITUTE A FINANCING, WHICH IS THE INTENTION OF THE PARTIES, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW), SHALL GOVERN THE CREATION, TERMS AND PROVISIONS OF THE INDEBTEDNESS EVIDENCED HEREBY, BUT ANY LIEN CREATED HEREBY AND THE CREATION, PERFECTION AND THE ENFORCEMENT OF SAID LIEN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE IN WHICH SUCH ESTATES ARE LOCATED.

    SECTION 25.9.  Original Lease.  The single executed original of this Lease marked "THIS COUNTERPART IS THE ORIGINAL EXECUTED COUNTERPART" on the signature page thereof and containing the receipt thereof of Agent Lessor, on or following the signature page thereof shall be the Original Executed Counterpart of this Lease (the "Original Executed Counterpart"). To the extent that this Lease constitutes chattel paper, as such term is defined in the Uniform Commercial Code, no security interest in this Lease may be created through the transfer or possession of any counterpart other than the Original Executed Counterpart.

    SECTION 25.10.  Limitations on Recourse.  The parties hereto agree that, except as specifically set forth in this Lease or in any other Operative Document, Lease Plan North America, Inc. shall have no personal liability whatsoever to Lessee or its respective successors and assigns for any claim based on or in respect of this Lease or any of the other Operative Documents or arising in any way from the Overall Transaction; provided, however, that Lease Plan North America, Inc. shall be liable in its individual capacity (a) for its own willful misconduct or gross negligence (or negligence in the handling of funds), (b) for any Tax based on, with respect to or measured by any income, fees, commission, compensation or other amounts received by it as compensation for services (including for acting as Agent Lessor) or otherwise under, or as contemplated by, the Operative Documents, (c) Lessor Liens on the Premises which are attributable to it, (d) for its representations and warranties made in its individual capacity in the Participation Agreement or in any certificate or documents delivered pursuant thereto, (e) for its failure to perform any of its covenants and agreements set forth in the Participation Agreement or any other Operative Document, and (f) as otherwise expressly provided in the Operative Documents. The provisions of Article XVI of the Participation Agreement are incorporated herein by reference as if fully set forth herein.

[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

    IN WITNESS WHEREOF, the parties have caused this Lease be duly executed and delivered as of the date first above written.

                      ADC TELECOMMUNICATIONS, INC., as Lessee and Mortgagor

                      By: /s/ GOKUL HEMMADY

                      Name: Gokul Hemmady

                      Title: Vice President/Treasurer

                      LEASE PLAN NORTH AMERICA, INC., not in its individual capacity, except as expressly stated herein, but solely as Agent Lessor and Mortgagee

                      By:

                      Name:

                      Title:

                      By:

                      Name:

                      Title:

THIS COUNTERPART IS THE ORIGINAL EXECUTED COUNTERPART.

Receipt of this original counterpart of the foregoing Lease is hereby acknowledged as of the date hereof.

                      LEASE PLAN NORTH AMERICA, INC., not its individual capacity, except as expressly stated herein, but solely as Agent Lessor and Mortgagee

                      By: /s/ BLAKE J. LACHER

                      Name: Blake J. Lacher

                      Title: Vice President

                      By:

                      Name:

                      Title:

STATE OF MINNESOTA	)
	)	SS.:
COUNTY OF HENNEPIN	)

    The foregoing Lease was acknowledged before me this 22nd day of October, 1999, by Gokul Hemmady as Treasurer of ADC Telecommunications, Inc., a corporation organized under the laws of the State of Minnesota, on behalf of the corporation.

[Notarial Seal]

                      /s/ KAYE M. PARK

                      Notary Public

My commission expires: 1/31/00

STATE OF ILLINOIS	)
	)	SS.:
COUNTY OF COOK	)

    The foregoing Lease was acknowledged before me, the undersigned Notary Public, in the County of Cook, State of Illinois, this 22nd day of October, 1999, by Blake J. Lacher as Vice President of Lease Plan North America, Inc., a corporation organized under the laws of the State of Illinois, on behalf of the corporation.

[Notarial Seal]

                      /s/ RUBA GHOULEH

                      Notary Public

My commission expires: 07/29/2002

EXHIBIT A
to Lease

LEGAL DESCRIPTION OF LAND

    Lot 1, Block 1, Technology Campus 3rd Addition, Hennepin County, Minnesota.

QuickLinks

TABLE OF CONTENTS
EXHIBITS

LEASE
ARTICLE I DEFINITIONS
ARTICLE II LEASE OF PREMISES; LEASE TERM
ARTICLE III PAYMENT OF RENT
ARTICLE IV QUIET ENJOYMENT; RIGHT TO INSPECT
ARTICLE V NET LEASE, ETC.
ARTICLE VI SUBLEASES; SPACE LEASES
ARTICLE VII LESSEE ACKNOWLEDGMENTS
ARTICLE VIII POSSESSION AND USE OF THE PROPERTY, ETC.

ARTICLE IX MAINTENANCE AND REPAIR; REPORTS
ARTICLE X MODIFICATIONS, ETC.
ARTICLE XI COVENANTS WITH RESPECT TO LIENS; EASEMENTS
ARTICLE XII PERMITTED CONTESTS
ARTICLE XIII INSURANCE
ARTICLE XIV CASUALTY AND CONDEMNATION; ENVIRONMENTAL MATTERS
ARTICLE XV TERMINATION OF LEASE

ARTICLE XVI EVENTS OF DEFAULT
ARTICLE XVII AGENT LESSOR'S RIGHT TO CURE
ARTICLE XVIII PURCHASE PROVISIONS
ARTICLE XIX END OF TERM OPTIONS
ARTICLE XX SALE OPTION
ARTICLE XXI PROCEDURES RELATING TO PURCHASE OR SALES OPTION
ARTICLE XXII ACCEPTANCE OF SURRENDER

ARTICLE XXIII NO MERGER OF TITLE
ARTICLE XXIV INTENT OF THE PARTIES
ARTICLE XXV MISCELLANEOUS
LEGAL DESCRIPTION OF LAND